EXHIBIT 11

                          NANOPIERCE TECHNOLOGIES, INC.
                        COMPUTATION OF NET LOSS PER SHARE

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

                                                Three months ended September 30,
                                                    2000               1999
                                                    ----               ----

Net loss                                        $(   689,559)     (   261,361)
                                                  ==========       ==========

Weighted average number of common
  shares outstanding                              35,816,632       30,380,483

Common equivalent shares representing
  shares issuable upon exercise of
  outstanding options and warrants                       -                -
                                                  ----------       ----------

                                                  35,816,632       30,380,483
                                                  ==========       ==========

Basic and diluted loss per share
  applicable to common shareholders             $(       .02)     (       .01)
                                                  ==========       ==========

Stock options and warrants are not considered in the calculations as the impact of the potential common shares (16,324,500 shares at September 30, 2000 and 5,345,000 shares at September 30, 1999) would be to decrease net loss per share.

































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